Exhibit 10.2

FARMOUT AGREEMENT

THIS Farmout Agreement (this “Agreement”) is entered into on effective as of May 31, 2010 (“Effective Date”) between SK Energy, Sucursal Peruana, the Peruvian registered branch of SK Energy Co., Ltd., a company organized and existing under the laws of the Republic of Korea (“Farmor”), and Gulf United Energy Cuenca Trujillo Ltd., a company organized and existing under the laws of the British Virgin Islands (“Farmee”).  Farmor and Farmee are sometimes referred to collectively as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, Farmor holds one hundred percent (100%) of the Participating Interest under that certain License Contract, dated November 21, 2007, for the Exploration and Exploitation of Hydrocarbons in Block Z-46 (“License Contract”) between Perupetro S.A. (“Perupetro”) and Farmor in the Republic of Peru; and

WHEREAS, Farmor is willing to assign and transfer a certain undivided interest in its rights and obligations under the License Contract to Farmee in accordance with the terms set forth herein and Farmee wishes to acquire such interest.

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.           Definitions

The terms defined in the License Contract shall have the same meaning when used in this Agreement unless the context requires otherwise.  Terms defined in the singular shall have the same meaning when used in the plural and vice versa.  A reference to a “Clause” is a reference to a clause of this Agreement unless otherwise specified.

1.1	“Affiliate” shall have the same meaning as such term is defined the License Contract except the reference to “Parties” as used in that definition shall mean the Parties to this Agreement.

1.2	“Agreement” means this Farmout Agreement together with the Exhibits, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.3	“Approval Date” means the date on which Perupetro and/or the Government formally approves or endorses the Assignment of the Participating Interest transferred hereunder.

1.4	“Assignment” means the transfer from Farmor to Farmee of the Farmout Interest.

1.5	“Assignment Agreement” means the document, of which form is attached hereto as Exhibit A, to be signed by Farmor and Farmee to effect the Assignment.

1.6
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas, United States of America, Seoul, Republic of Korea, and Lima, Republic of Peru are generally open for business.

1.7	“Closing Date” means the date within fifteen (15) days from execution of the amendment to the License Contract in accordance with Clause 3.1, which date will agreed upon between the Parties.

1.8	“Consideration” has the meaning given in Clause 2.4.

1.9	“Contract Area” shall have the same meaning as such term is defined in the License Contract. The current Contract Area covered by the License Contract is set forth on Exhibit B attached hereto.

1.10	“Contractor” shall have the same meaning as such term is defined in the License Contract.

1.11	“Cut-off Date” means the date falling on eighteen (18) months from the date on which this Agreement is signed.

1.12	“Farmout Interest” means an undivided forty percent (40%) of the rights and obligations of the Contractor under the License Contract.

1.13
“Government” means the government of the Republic of Peru, and all departments, political subdivisions, instrumentalities, agencies, corporations or commissions under the direct or indirect control thereof or owned thereby and shall include any court, legislature, council or state government or national, regional, municipal or local authorities.

1.14
“Interim Period”  means the period commencing from the date of the execution of this Agreement until the Approval Date together with satisfaction or waiver of the Conditions Precedent, or the termination of this Agreement for a failure to fulfill or waive, such Conditions Precedent, as defined in Clause 2.2.

1.15	“JOA” means the document regulating the future joint operations of the Parties under the License Contract which will be executed contemporaneously with this Agreement, and is attached as Exhibit D.

1.16	“Laws/Regulations” means those laws, statutes, rules and regulations governing activities under the License Contract.

1.17	“License Contract” means the instrument attached as Exhibit C and any extension, renewal or amendment thereto.

1.18	“On-going Costs” means any and all costs and expenses incurred in accordance with the terms of the JOA in carrying out Operations conducted on or after the Effective Date of this Agreement.

1.19	“Operator” means the entity designated to conduct operations in the Contract Area in accordance with the terms of the JOA.

1.20	“Operations” shall have the same meaning as such term is defined in the License Contract.

1.21
“Participating Interest” means the undivided percentage interest of any Party in the rights and obligations of Contractor under the License Contract (i.e., as a result of the Assignment hereunder Farmor 60%, Farmee 40%).

1.22
“Past Costs” covers any and all costs and expenses incurred in carrying out Operations conducted prior to the Effective Date of this Agreement, which include, without limitation, costs such as: (a) third-party costs for (i) data acquisition, licensing and evaluation, (ii) License Contract negotiations and acquisitions, including legal, consulting, translation and secretarial services, and (iii) environmental studies; (b) internal costs (salaries, benefits and other related overhead) for personnel of Farmor and its Affiliates related to (i) License Contract negotiations and acquisitions, (ii) preparation for drilling operations, and (iii) data acquisition, licensing and evaluation, (c) drilling costs; and (d) costs and expenses incurred in relation to the bidding stage.

1.23	“Person” means any natural or judicial person, including an individual, firm, corporation, partnership, limited liability company, trust, association, joint venture, Government or other entity.

1.24	“Second Period” means the 2nd Period of the exploration phase referred to in Clause 4 of the License Contract and is calculated by the Farmor to be from July 19, 2009 to August 16, 2011.

1.25
“Seismic Acquisition Costs” means any and all costs and expenses to be incurred in accordance with the terms of the JOA relating to the acquisition and processing of seismic data for Operations and which will become part of the On-going Costs.

2.           Assignment and Consideration

2.1	Farmor and Farmee shall be bound by this Agreement as of the date hereof and shall fully perform all of their respective obligations under this Agreement.

2.2.
Subject to the terms and conditions of this Agreement as herein set forth, Farmor will perform, and Farmee will accept, the Assignment.  The Assignment shall be conditioned upon: (i) receipt of Perupetro Approval (as provided in Clause 3.1 of this Agreement), and (ii) execution and delivery of the Assignment Agreement.  Items (i) and (ii) above are referred to herein as the “Conditions Precedent.”

2.3	After the assignment contemplated under this Clause 2, the Participating Interests in the License Contract shall be:

SK Energy, Surcursal Peruana:	60%
Gulf United Energy Cuenca Trujillo Ltd.:	40%

2.4	As Consideration for the Assignment, Farmee shall pay the following to Farmor:

(a)	Past Costs: Farmee shall pay its Participating Interest share of the Past Costs in accordance with Clause 2.6 which the Parties agree to be US$7,287,292.
(b)	On-going Costs: Farmee shall pay its Participating Interest share of the On-going Costs in accordance with Clause 7.2; and

(c)
Premium: With respect to the Seismic Acquisition Costs incurred during Second Period, Farmee shall pay an additional thirty five percent (35%) of such Seismic Acquisition Costs (“Premium”) in addition to its payment pursuant to Clause 2.4 (a) and (b) above, until 3000km of 2D seismic has been acquired and processed.  For avoidance of doubt, Farmee will pay seventy five percent (75%) of the Seismic Acquisition Costs incurred during the Second Period.

2.5
Notwithstanding the date on which the Assignment is executed, the effective date of this Agreement as between the Parties shall be deemed to be the Effective Date, as defined above. The Consideration payable by Farmee reflects this Effective Date.  Farmor and Farmee agree that they shall make whatever adjustments and payments from one to the other to reflect the Assignment as of the Effective Date, notwithstanding any cost recovery allocations, tax deductions or other benefits or payments received from a Government thereafter as a result of the application of the License Contract or any applicable laws of a Government which reflect the Approval Date (and not the Effective Date).

2.6
Notwithstanding the satisfaction of the other Conditions Precedent, Farmee shall pay the Past Costs within thirty (30) days after receipt of Perupetro Approval in accordance with Clause 3, against the invoice issued by Farmor in immediately available funds by electronic transfer to the bank account designated by Farmor.

3.	Perupetro Approval

3.1
Pursuant to Clause 16 of the License Contract, the Assignment can only be made with the prior written consent of Perupetro (the “Perupetro Approval”).  Clause 16.1 of the License Contract requires that Farmee submits information to the Government to qualify as a petroleum contractor in accordance with the Laws/Regulations. As such, after the execution of this Agreement, each Party will use all reasonable efforts to timely take any actions, make any filings or submissions and affect any undertakings reasonably required in order to obtain the Perupetro Approval.  As soon as practical upon receiving Perupetro Approval to the Assignment, the Parties will execute the Assignment Agreement, and an amendment to the License Contract to effect the Assignment. The Parties will keep each other fully informed of all communications with Perupetro in connection with obtaining the approvals described in Clauses 3.1.

4.           Additional Agreements

4.1	Payment Currency. Payments between the Parties under this Agreement shall be made in US dollars.

4.2
Bank Guarantee.  Farmee shall provide Farmor with a bank guarantee issued by a reputable bank in a form acceptable to Farmor to guarantee the performance of its obligations for the Second Period pursuant to this Agreement, the JOA and the License Contract in addition to the guarantee provided to Petroperu under clause 3.10 of the License Contract.

5.           License Contract

5.1
Acceptance of Prior Terms.  Farmee hereby ratifies, confirms and accepts the terms of the License Contract and, during the Interim Period, Farmee agrees to abide by the terms of the License Contract to the extent of its Participating Interest, including but not limited to, the provision of any and all guarantees that the Contractor is required to provide.

6.	JOA

6.1
Acceptance of Prior Terms.  Farmor and Farmee hereby ratify, confirm and accept the terms of the JOA and during the Interim Period, Farmor and Farmee agree to abide by the terms of the JOA to the extent of their respective Participating Interests.

6.2	Operations. All Operations conducted with respect to the Contract Area shall be conducted pursuant to the terms of the JOA.

7.           Interim Period

7.1
Notification Farmor shall promptly notify Farmee and provide details upon the occurrence of: (a) any written notice of default or termination received or given by Farmor with respect to the License Contract, (b) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the License Contract, (c) any material damage, destruction or loss to major assets under the License Contract, or (d) any event or condition between the date of this Agreement and the Approval Date that (i) would have a material adverse effect on the business, operations, financial condition or results of operations under the License Contract, taken as a whole, or (ii) would render impossible Farmee’s right to the Assignment.

7.2
JOA Costs  During the Interim Period, On-going Costs and the Premium as set forth in Clause 2.4 (b) and (c) shall be paid by the method of cash calls pursuant to the JOA and this Agreement.  Farmee shall have the right to verify and audit the On-going Costs, pursuant to the audit procedures of the JOA.  Notwithstanding the above, pursuant to the JOA, it is agreed by both Parties that Farmee’s audit rights begin from the date of execution and delivery of the Assignment Agreement.

7.3	Undertakings During the Interim Period the Farmee and Farmor shall comply with each of the following undertakings:

(a)	Each Party, as applicable, agrees to use commercially reasonable efforts to satisfy, in an expeditious manner, the Conditions Precedent to the Assignment set forth in Clause 2; and

(b)	The Parties shall not take any action nor fail to take any action prior to the Approval Date that would result in a breach of any of its representations and warranties under this Agreement.

8.	Representations and Warranties

8.1	Farmee hereby represents and warrants to Farmor that as of the date hereof and the Effective Date of this Agreement:

(a)	In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Farmee has relied solely on the basis of its own independent due diligence investigation.

(b)
Farmee has all necessary corporate power and authority to enter into this Agreement and the Assignment Agreement and to perform its obligations hereunder and thereunder. All necessary corporate action has been taken to authorize Farmee to sign and deliver, and perform, the transactions contemplated by this Agreement and the Assignment Agreement.  This Agreement has been duly executed and delivered by Farmee and constitutes a legal, valid and binding obligation of Farmee, enforceable against Farmee in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.  The Assignment Agreement, once executed by Farmee and Farmor, will have been duly executed and delivered by Farmee and constitute a legal, valid and binding obligation of Farmee, enforceable against Farmee in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.

(c)
No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement or instrument by which Farmee or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets, or condition of Farmee and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

(d)	Farmee has the financial and technical capability to meet its financial and technical obligations under this Agreement and under the License Contract.

(e)
No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims materially and adversely affect Farmee’s ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby, is presently in progress or pending or, to the best of the knowledge, information and belief of Farmee, threatened against Farmee or any Affiliate of Farmee.

8.2	Farmor hereby represents and warrants to Farmee that as of the date hereof and the Effective Date of this Agreement:

(a)	Farmor is a Contractor under the License Contract.

(b)
Farmor holds one hundred percent (100%) of the rights and obligations under the License Contract, free and clear of all liens, claims and encumbrances, and it has not received any notice or other communication from Perupetro or other Government or Person to terminate the License Contract or which would reduce Farmor's Participating Interest in the License Contract.

(c)
The License Contract and all rights and interest thereunder or deriving therefrom of Farmor are in full force and effect and no default or act or omission of Farmor, or, as far as Farmor is aware, of any other Person, has occurred thereunder nor is there any notice or intimation to Farmor in respect thereof whether as a result of its default, act or omission or those of any other person or otherwise. Farmor has provided Farmee with a complete and correct copy of the License Contract.

(d)
Farmor has all necessary corporate power and authority to enter into this Agreement and the Assignment Agreement and to perform its obligations hereunder and thereunder. All necessary corporate action has been taken to authorize Farmor to sign and deliver, and perform, the transactions contemplated by this Agreement and the Assignment Agreement.  This Agreement has been duly executed and delivered by Farmor and constitutes a legal, valid and binding obligation of Farmor, enforceable against Farmor in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity. This Assignment Agreement, once executed by Farmor and the Farmee, will have been duly executed and delivered by Farmor and constitute a legal, valid and binding obligation of Farmor, enforceable against Farmor in accordance with its terms, subject to the legal doctrines of bankruptcy, insolvency or similar legal doctrines affecting creditors’ rights generally and general principles of equity.

(e)
No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any agreement (including, for the avoidance of doubt, the License Contract) or instrument by which Farmor or any of its assets is bound or affected, being a contravention or default which would have a material adverse effect on the business, assets, or condition of Farmor and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby.

(f)
No litigation, arbitration or administrative proceeding or claim which might by itself or together with any other such proceedings or claims materially and adversely affect Farmor’s ability to observe or perform its obligations under this Agreement and the agreements contemplated hereby or which concerns the License Contract or Contract Area, is presently in progress or pending or, to the best of the knowledge, information and belief of Farmor, threatened against Farmor or any Affiliate of Farmor.

8.3           Each Party acknowledges and agrees that:

(a)
The representations and warranties contained in this Agreement are the only representations or warranties of any kind given by or on behalf of the other Party and on which it may rely in entering into this Agreement;

(b)
Other than the representations and warranties given in this Agreement, no statement, promise or forecast made by or on behalf of any other Party or any other person may form the basis of, or be pleaded in connection with, any claim by such Party under or in connection with this Agreement; and

(c)	The Parties respective representations and warranties set out in this Clause 8 shall be also true and accurate at the date the Assignment Agreement is executed.

8.4
Other Representations and Warranties Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:

(a)	violate any applicable Laws/Regulations, judgment, decree or award;

(b)           contravene the organization documents of a Party; or

(c)	result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

8.5
Disclaimer of Other Representations and Warranties  Except for the representations and warranties provided in this Clause 8, Farmor and Farmee make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmee in connection with this Agreement.

9.	Limitation of Liability

9.1	NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR BREACH OF THE REPRESENTATIONS AND WARRANTIES MADE BY IT IN CLAUSE 8 OF THIS AGREEMENT:

(A)	UNLESS NOTICE OF SUCH CLAIM IS GIVEN IN WRITING BY THE OTHER PARTY, GIVING REASONABLE PARTICULARS, WITHIN ONE (1) YEAR AFTER THE CLOSING DATE; OR

(B)
TO THE EXTENT THAT THE CUMULATIVE AGGREGATE AMOUNT OF THE LIABILITY FOR ALL CLAIMS FOR BREACH OF THE REPRESENTATIONS AND WARRANTIES MADE BY IT UNDER THIS AGREEMENT, EXCEEDS FIVE MILLION US DOLLARS (US$5,000,000).

9.2
NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, NO PARTY SHALL BE LIABLE IN ANY CIRCUMSTANCES TO THE OTHER PARTIES OR ANY OF THEIR AFFILIATES, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT FOR ANY CONSEQUENTIAL OR INDIRECT LOSS OR DAMAGE WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE AT LAW.  FOR THE PURPOSE OF THIS CLAUSE CONSEQUENTIAL LOSS SHALL INCLUDE BUT NOT BE LIMITED TO ANY OBLIGATIONS OR INABILITY TO PRODUCE PETROLEUM, LOSS PRODUCTION OR LOSS OF PROFITS HOWSOEVER ARISING.

10.           Tax Obligations

10.1
Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the License Contract and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations (as defined in the JOA) as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

10.2
Joint Levy  If interpretation or enforcement of the License Contract by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

10.3	Assignment Each Party shall be responsible for any taxes assessed against it as a result of the Assignment.

11.	Confidentiality and Access to Data

11.1
Confidentiality Each Party agrees that all information disclosed under this Agreement, except information which (a) at the time such information is provided to a Party under this Agreement, is in the public domain; (b) subsequently comes into the public domain, except through breach of the undertakings set out in this Clause 11; or (c) is already lawfully in possession of a Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of the License Contract and for a period of two (2) years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Clause 11 in the following circumstances:

(a)	to an Affiliate provided the Affiliate is bound to the provisions of this Clause 11 and the Party disclosing is responsible for the violation of an Affiliate;
(b)	to a governmental agency or other entity when required by the License Contract;
(c)
to the extent such information is required to be furnished in compliance with the applicable laws/regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(d)
to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys’ work for such Party and such attorneys are bound by an obligation of confidentiality;

(e)	to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;
(f)
to a bona fide prospective transferee of all or a portion of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(g)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;
(h)
to the extent a Party determined in good faith that such information is required to be disclosed by any law, rule or regulation of any government or stock exchange having jurisdiction over such Party, or its Affiliates or is subject to a request by any regulatory authority or Government; provided that such Party shall comply with the requirements of Clause 17 hereunder and provide notice of the disclosure to the non-disclosing Party and to the extent Clause 26 is applicable thereto, comply with the requirements thereof;

(i)	to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential; and
(k)	to the other parties to the License Contract and JOA and Perupetro solely to the extent as may be required to satisfy the Conditions Precedent.

Disclosure as pursuant to Clause 11.1(e), (f), (g) and (k) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Clause 11.1(e), (f), (g), and (k), whichever is applicable, with respect to the disclosing Party.

11.2
Access to Data  Each Party shall provide the other Party with access to all data relating to the Contract Area in its possession, custody or control, including without limitation technical, geological, commercial and other information relating to Contract Area.  The data provided under this Clause 11.2 shall be subject to the confidentiality obligations under Clause 11.1.

12.           Term and Termination

12.1	This Agreement shall become effective on the Effective Date and shall remain in full force until termination of this Agreement pursuant to this Clause 12.

12.2
Provided that the Conditions Precedent have been satisfied, this Agreement shall terminate at the earlier to occur of (i) the date upon which the Parties agree in writing to terminate this Agreement or (ii) the date upon which the License Contract is terminated.

12.3
If the Conditions Precedent are not satisfied by the Cut-off Date, then the Parties shall meet and discuss, within thirty (30) days after the Cut-Off Date, possible amendments to the transaction envisaged by this Agreement which would facilitate, or avoid the need for, satisfaction of the Conditions Precedent.  If, during such thirty (30) day period, the Parties are unable agree to such amendments, this Agreement may be terminated by either Party, without penalty for such termination, upon written notice to the other Party unless the Parties shall have agreed otherwise; provided, however, that the right of termination under this Clause 12.3 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the sole cause of, or shall have resulted in, the failure of the satisfaction of the Conditions Precedent by the Cut-off Date.  After termination of this Agreement under this Clause 12.3,

(i)
The proposed Assignment shall terminate, shall be rendered void and shall have no force or effect and Farmee shall have no interest whatsoever in the License Contract and shall be deemed to have reassigned any rights or equitable interest it may have acquired under this Agreement to Farmor retroactive to the Effective Date of this Agreement;

(ii)	Farmor shall return to Farmee any amounts paid to date under the terms of Clause 2 herein without interest; and

(ii)	Both Parties shall terminate the JOA and any other transaction agreements specified herein.

13.           Further Assistance and Business Ethics

Each of the Parties shall perform such further acts and execute and deliver such further documents as shall be reasonably required to perform its obligations pursuant to the terms of this Agreement; provided, however, each of the Parties represents to the other and agrees:

13.1
No Improper Payments  It has not made nor shall it make in connection with the performance of this Agreement any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value directly or indirectly to or for the use or benefit of any official or employee of any government or the agency or instrumentality of any government or to any political party or official or candidate thereof or to any other person if such Party knows or has reason to suspect that any part of such payment, loan or gift will be directly or indirectly given or paid to any such governmental official or employee or political party or candidate or official thereof or to any other person or entity the making of which would violate the laws or policies of the Republic of Peru, the Republic of Korea or the United States of America.

13.2
Compliance Information  It shall answer, in reasonable detail, any written or oral questionnaire from the other Party to the extent such questionnaire pertains to compliance with its representations provided in Clause 13.1.

14.           Governing Law and Arbitration

14.1
Governing Law  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, United States of America except for conflict of laws provisions which would apply the law of another jurisdiction.

14.2
Arbitration  Any dispute arising out of this Agreement which any Party determines in its sole discretion cannot be settled by mutual agreement shall be settled by arbitration in accordance with the Rules of the International Chamber of Commerce (“ICC”).  The place of arbitration shall be in Houston, Texas.  The number of arbitrators shall be three (3), one (1) appointed by each of the Parties and the third appointed by mutual agreement of the Parties.  The proceedings shall be in English and the award shall be final, binding and not subject to appeal.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Neither Party shall be liable in an action initiated by one against the other for special, indirect or consequential damages resulting from or arising out of this Agreement, including, without limitation, loss of profit or business interruptions, however same may be caused.  A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect.  Any monetary award issued by the arbitrator shall be payable in US dollars. Breach by Farmee of its obligation under Clause 2.4 of this Agreement shall be deemed a direct damage with respect to Farmor.

15.	Force Majeure

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.  For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the License Contract.

16.	Reassignment

In the event that Farmee fails to perform its obligations under Article 2 herein, Farmor shall be entitled to exercise all of the rights and remedies available to Farmor under the JOA with regards to reassignment to Farmor of Farmee’s Participating Interest.  For avoidance of doubt, the rights and remedies available to the Farmor under the JOA for Farmee’s failure to perform its obligations under Article 2 herein, shall be in addition to any rights and remedies available to the Farmor under this Agreement.

17.           Notices

Any notice required or permitted to be given under this Agreement shall be given in writing in the English language and shall be deemed to have been sufficiently given when received whether delivered personally, mailed or couriered (postage prepaid), or sent by fax, with written confirmation of complete transmission, in accordance with the address information applicable to the receiving Party as set forth below or such other address or the attention of such other person as such Party may have designated by notice given in accordance with this Clause 18.

SK Energy, Surcursal Peruana

Address: 11th Floor, SK Building
99, Seorin-dong
Jongro-gu
Seoul 110-110
Republic of Korea

Email: hobaik@skenergy.com
Tel: 82-2-2121-5220
Fax: 82-2-2121-7008

Attention: Mr. Ho Baik

Gulf United Energy Cuenca Trujillo Ltd.

Address:

Email:
Tel:
Fax:

Attention:

18.           Relationship of Parties
The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

19.           Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character.  Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.           Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

21.           Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

22.           Modifications

There shall be no modification of this Agreement except by written consent of all Parties.

23.           Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the License Contract, this Agreement shall prevail unless such would be in violation of the Laws of Republic of Peru or the terms of the License Contract.

24.           Interpretation

24.1
Headings The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Clause.

24.2	Singular and Plural Reference to the singular includes a reference to the plural and vice versa.

24.3	Gender Reference to any gender includes a reference to all other genders.

24.4	Include "include" and "including" shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

25.           Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Farmor is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

26.           Public Announcements

26.1
Consent of Parties  Without the written consent of the other Party, which consent shall not be unreasonably withheld, no Party will issue, or permit any of its Affiliates to issue, any press release or otherwise make any public statement relating to the subject matter of this Agreement unless such release or statement is deemed in good faith by the disclosing Party to be required by any law, rule or regulation of any Government or the rules and regulations of a stock exchange on which the shares of such Party or any of its Affiliates are listed.   In each case to which such exception applies, prior to making such press release or public statement, the releasing Party will provide a copy of such press release or public statement to the other Party. The Parties will coordinate with each other on the issuance of press releases and public statements regarding the subject matter of this Agreement.

26.2
Consent of Perupetro  Without limiting the generality of what is stated in Clause 26.1, any consent requested by Farmee from Farmor pursuant to Clause 26.1 shall not be considered unreasonably withheld so long as Farmor is endeavoring to obtain the consent of Perupetro for the making of any such public announcement, which consent Farmor determines in its good faith judgment is reasonably required or desirable.

27.           No Brokers or Finders

Neither Party, nor any of their respective Affiliates, has employed or retained any broker, agent or finder in connection with this Agreement, or incurred any liability for, paid or agreed to pay any brokerage fee, finder's fee, commission or similar payment to any person or entity on account of this Agreement or transactions contemplated hereby.

28.	Entire Agreement

This Agreement constitutes the entire agreement of the Parties with respect to its subject matter and supersedes any prior oral or written understandings and communications with respect to its subject matter.  This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and assigns.

29.           Each Party’s Expenses.

Each Party shall bear its own expenses with respect to the Assignment contemplated under this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective, duly authorized representatives.

SK Energy, Sucursal Peruana	Gulf United Energy Cuenca Trujillo Ltd.

By:	By:

Name: Mr. Ho Baik	Name:

Title: Head of E&P Technology Office	Title:

Date:	Date: